Exhibit (12)

Faegre Drinker Biddle & Reath LLP 1177 Avenue of the Americas, 41st Floor New York, New York 10036 +1 212 248 3140 main +1 212 248 3141 fax

October 16, 2020

FS Global Credit Opportunities Fund

201 Rouse Boulevard

Philadelphia, PA 19112

FS Global Credit Opportunities Fund — ADV

201 Rouse Boulevard

Philadelphia, PA 19112

FS Global Credit Opportunities Fund — T

201 Rouse Boulevard

Philadelphia, PA 19112

FS Global Credit Opportunities Fund — A

201 Rouse Boulevard

Philadelphia, PA 19112

FS Global Credit Opportunities Fund — D

201 Rouse Boulevard

Philadelphia, PA 19112

FS Global Credit Opportunities Fund — T2

201 Rouse Boulevard

Philadelphia, PA 19112

Re:

Agreement and Plan of Reorganization by and among FS Global Credit Opportunities Fund and each of FS Global Credit Opportunities Fund — ADV, FS Global Credit Opportunities Fund — T, FS Global Credit Opportunities Fund — A, FS Global Credit Opportunities Fund — D and FS Global Credit Opportunities Fund — T2

Ladies and Gentlemen:

You have asked for our opinion as to certain U.S. federal income tax consequences of transactions contemplated in the above Agreement and Plan of Reorganization (the “Reorganization Agreement”).

Background

FS Global Credit Opportunities Fund (the “Master Fund”) is a Delaware statutory trust and its common shares of beneficial interest (“Master Fund Shares”) are owned by FS Global Credit Opportunities Fund — ADV, a Delaware statutory trust (“FSGCO ADV”), FS Global Credit Opportunities Fund — T, a Delaware statutory trust (“FSGCO T”), FS Global Credit Opportunities Fund — A, a Delaware statutory trust (“FSGCO A”), FS Global Credit

FS Global Credit Opportunities Fund

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Opportunities Fund — D, a Delaware statutory trust (“FSGCO D”), and FS Global Credit Opportunities Fund — T2, a Delaware statutory trust (“FSGCO T2”). FSGCO ADV, FSGCO T, FSGCO A, FSGCO D and FSGCO T2 are sometimes each referred to separately as a “Feeder Fund” and together as the “Feeder Funds.”

In accordance with the Delaware Statutory Trust Act (the “DSTA”), at such time as the certificates of merger (the “Certificates of Merger”) are duly filed with the Secretary of State of the State of Delaware or at such subsequent date or time as the Master Fund and the Feeder Funds shall agree and specify in the Certificates of Merger (the “Effective Date”), each of FSGCO ADV, FSGCO T, FSGCO A, FSGCO D and FSGCO T2 shall be merged with and into the Master Fund, the separate existence of each of FSGCO ADV, FSGCO T, FSGCO A, FSGCO D and FSGCO T2 as a Delaware statutory trust and registered investment company shall cease and the Master Fund shall continue as the surviving entity (each of the above mergers, a “Merger” and together the “Mergers”). After the Effective Date, the Master Fund will continue its historic investment operations.

For purposes of this opinion, we have relied on certain written representations of officers of the Master Fund, FSGCO ADV, FSGCO T, FSGCO A, FSGCO D and FSGCO T2, copies of which are attached hereto, and have assumed those representations to be true. We have also assumed that the Reorganization Agreement and any other documentation related to the Mergers have been duly authorized and approved by any and all required parties and that all required and appropriate documents have been filed with the appropriate government agencies. We have further assumed that the Mergers have occurred and were carried out pursuant to the terms of the Reorganization Agreement without deviation therefrom.

Conclusions

Based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations currently in effect, current published administrative positions of the Internal Revenue Service, and judicial decisions, and upon the assumptions and representations referred to herein and the documents provided to us by you (including the Combined Prospectus/Information Statement dated [    ], 2020 (the “Information Statement”), and the Reorganization Agreement), and subject to the limitations set forth below, it is our opinion that, for U.S. federal income tax purposes:

(1)

each Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each Feeder Fund and the Master Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(2)

no gain or loss will be recognized by any Feeder Fund on the transfer of its assets to the Master Fund pursuant to the Merger or on the distribution of Master Fund Share to the shareholders of the Feeder Fund pursuant to the Merger;

(3)	no gain or loss will be recognized by the Master Fund by reason of the Mergers;

(4)	each Feeder Fund’s shareholders will not recognize gain or loss upon the conversion of their Feeder Fund shares into Master Fund Shares pursuant to the Mergers;

FS Global Credit Opportunities Fund

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(5)

the tax basis of the Master Fund Shares received by Feeder Fund shareholders in the Mergers will be, for each Feeder Fund shareholder, the same as the tax basis of the respective Feeder Fund shares converted into such Master Fund Shares in the Mergers; and

(6)

the tax holding period of the Master Fund Shares received by Feeder Fund shareholders will include, for each Feeder Fund shareholder, the tax holding period for the Feeder Fund shares converted into such Master Fund Shares in the Merger, provided that those Feeder Fund shares were held as capital assets on the date of the Mergers.

This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues discussed herein. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above. We also express no opinion regarding (i) the Federal income tax consequences of or related to any costs relating to the Mergers, or (ii) any tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing final and proposed Treasury regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above, and we are under no duty or obligation to update our opinion to reflect any changes or modifications made following delivery of this opinion. Also, future changes in Federal income tax laws, regulations, and the interpretation thereof can have retroactive effect in a manner that could affect the validity of the opinion set forth above.

We hereby consent to the filing of the form of this opinion as an exhibit to the N-14 Registration Statement and to the reference to us under the heading “INFORMATION ABOUT THE REORGANIZATION — Federal Income Tax Consequences” in the Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP